EXHIBIT 99.1

FOR IMMEDIATE RELEASE	For further information, call:
Denis McGlynn - President
Dover, Delaware, April 29, 2021	(302)883-6540

DOVER MOTORSPORTS, INC. ANNOUNCES APPOINTMENT

OF ANASTASIA THOMAS NARDANGELI

TO ITS BOARD OF DIRECTORS

Dover Motorsports, Inc. (NYSE Symbol: DVD) announced that the Board of Directors of the Company, at its regularly scheduled quarterly meeting, appointed Anastasia Thomas Nardangeli, as a Director of the Company.

Stasia, a graduate of Yale University and University of Maryland School of Law, specializes in business formation, capital raises, financings, corporate governance and mergers and acquisitions.

Dover Motorsports, Inc. chairman, Henry B. Tippie stated, “We are pleased to add Stasia as a new independent director. Her legal background and experience representing public and private companies of all sizes will provide valuable perspective and complement our existing Directors’ skills and experience.

Ms. Nardangeli will serve as a Class I Director with a term expiring in 2024.

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Dover Motorsports, Inc. is a promoter of NASCAR sanctioned and other motorsports events in the United States whose subsidiaries own and operate Dover International Speedway in Dover, Delaware and Nashville Superspeedway near Nashville, Tennessee. For further information, log on to dovermotorsports.com.